Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Hill International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$208,300,786(1)(2)	.0000927	$19,309.48
Fees Previously Paid	$0		$0
Total Transaction Valuation	$208,300,786
Total Fees Due for Filing			$19,309.48
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$19,309.48

(1)	Aggregate number of securities to which transaction applies: As of the close of business on September 12, 2022, the maximum number of shares of common stock, par value $0.0001 per share (the “Common Stock”) to which this transaction applies is estimated to be $208,300,786, which consists of: (a) 57,086,992 shares of Common Stock outstanding; (b) 500,000 shares of Common Stock issuable pursuant to outstanding stock options entitled to receive the merger consideration of $3.40; (c) 1,220,376 shares of Common Stock issuable pursuant to outstanding restricted stock units; and (d) 2,457,569 shares of Common Stock issuable pursuant to outstanding deferred stock units.
(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the maximum aggregate value of the transaction was determined based upon the sum of: (a) 57,086,992 shares of Common Stock outstanding multiplied by $3.40 per share; (b) 500,000 shares of Common Stock issuable pursuant to outstanding stock options entitled to receive the merger consideration of $3.40 multiplied by $0.27 per share (which is the difference between $3.40 and the weighted average exercise price of $3.13 for such shares); (c) 1,220,376 shares of Common Stock issuable pursuant to outstanding restricted stock units multiplied by $3.40 per share; and (d) 2,457,569 shares of Common Stock issuable pursuant to outstanding deferred stock units multiplied by $3.40 per share.